EMPLOYMENT AGREEMENT

    This Employment Agreement (this “Agreement”), dated as of November 15, 2021 (the “Effective Date”), is entered into by and between COMPASS Pathways, Inc. (the “Company”), a Delaware corporation with a principal place of business at 180 Varick Street, 6th Floor New York, NY 10014, and Michael Falvey, residing at 5 Pine Ridge Drive, Mattapoisett, MA 02739 (the “Employee” or “you”; collectively with the Company, the “Parties”; each of the Parties referred individually as “Party”).

    WHEREAS, the Company desires to employ the Employee in accordance with the terms and conditions set forth below;

WHEREAS, as specified below, the parties have mutually agreed upon consideration, as may be required by the Massachusetts Noncompetition Agreement Act;

    WHEREAS, Employee desires to be employed upon the terms and conditions set forth in this Agreement.

    NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

1.    EMPLOYMENT.

(a)Start Date and Place of Work. Employee’s commencement of employment with the Company and the effectiveness of this Agreement are subject to and contingent upon the Company’s satisfactory and successful completion of its hiring practices, procedures, and protocols, including any due diligence procedures (e.g., reference/background checks, completion of required pre-hire documentation). Subject to the foregoing, Employee’s employment with the Company shall commence on or about December 6, 2021. Employee’s normal place of work will be remote at home (provided, however, that if the Company opens an office within Massachusetts, such office shall be your normal place of work) with frequent travel to London. Employee may, however, be required to travel throughout the United States and/or abroad in the performance of Employee’s duties, as the Company may reasonably determine from time to time.

(b)Title. By January 1, 2022, Employee will be appointed to the role of Chief Financial Officer of the Company, reporting to George Goldsmith, Chief Executive Officer.

(c)At Will Relationship. Employee’s employment shall be considered “at will” in nature and, accordingly, either the Company or Employee may terminate this Agreement and Employee’s employment at any time and for any reason, with or without cause; provided, however, that the party terminating the employment relationship shall provide the non-terminating party with 3 months’ prior written notice of termination (the “Notice Period”). Notwithstanding the foregoing or anything to the contrary herein, during the Notice Period, the Company shall be under no obligation to vest or assign any powers or duties or to provide any work for Employee, and may, in its sole discretion, (i) elect to waive or reduce the Notice Period in whole or in part (and the Parties agree that, if the Company elects to waive or reduce the Notice Period in part, Employee shall only be entitled to his salary through the end of the Notice Period as partially waived or reduced), or to modify or reduce Employee’s duties to the Company during such period; (ii) pay Employee his salary in lieu of some or all of the Notice Period; (iii) exclude Employee from the premises of the Company during the Notice Period and require that Employee cease performance of all or any parts of his duties; and/or (iv) require that, during the Notice Period, Employee exhaust or take, or refrain from taking, any vacation or other paid leave or time off entitlement. Employee acknowledges and agrees that Employee shall not receive or be eligible to receive a bonus, or any compensation other than the Annual Salary (as that term is defined below), either during the Notice Period or with respect to any services rendered therein. Nothing in this Agreement shall be construed as, or shall interfere with, abridge, limit, modify, or amend the “at will” nature of Employee’s employment with
[COMPASS Pathways Inc is a Delaware subchapter C corporation (EIN #83-3496958) with its principal office at 180 Varick Street, 6th Floor, New York, NY 10014]

Company as set forth herein. Except as set forth in Section 3(b) of this Agreement, upon Employee’s separation from employment with the Company (for any reason), all compensation and benefits payable or provided to Employee shall, except as required by applicable law, terminate as of the effective date of Employee’s termination (the “Termination Date”) and Employee shall receive only his/her Annual Salary (as that term is defined below) that has been earned but unpaid as of the Termination Date, and any accrued, but unused vacation pay as required by applicable law.

(d)Duties and Responsibilities. Employee shall perform all the duties (including but not limited to exercising all the powers) of the position of Chief Financial Officer (or such other position as Employee may hold from time to time). Employee shall also perform all additional and/or alternative duties (whether temporary or permanent) commensurate with Employee’s status as the Company may reasonably assign to or vest in Employee from time to time. Employee must: (i) devote Employee’s whole time and attention during working hours to the business and affairs of the Company; (ii) faithfully and diligently serve the Company to the best of Employee’s power, skill and ability; (iii) perform Employee’s duties in accordance with the highest standards; (iv) comply with all Company policies, practices, and procedures (as may be amended or otherwise modified from time to time by the Company); (v) comply with all laws, rules, regulations, and licensing requirements of, or that may be applicable to, Employee’s employment with the Company; and, (vi) comply with all lawful directions given to Employee (although Employee recognizes that the Company expects to be able to rely upon Employee to discharge all the duties of your position properly, without significant instruction); and give to the Company all such information as it may reasonably require in connection with the business of the Company. Employee must keep informed of all Company rules, policies, and procedures, and any such changes thereto. Breach of any Company rules, policies or procedures may result in disciplinary action, up to and including termination.

In the event that any term(s) of this Agreement conflicts with a term(s) of any employee handbook, policy, practice, or procedure adopted or maintained, at any time, by the Company, the term(s) of this Agreement shall control and supersede such conflicting term(s).

(e)No Conflicts. Employee represents and warrants that Employee is not bound by or subject to any written or oral agreement, pact, covenant, or understanding with any previous or concurrent employer, or any other party, that would limit, abridge, restrict, or interfere with, in any way, Employee’s ability to perform the duties and obligations hereunder. Employee further represents and warrants that the performance of Employee’s duties and obligations hereunder shall not violate any written or oral agreement, pact, covenant, or understanding by and between Employee and any previous or concurrent employer, or any other party. Employee further represents and warrants that Employee will not use any trade secret, or confidential or proprietary information, of any of Employee’s previous or concurrent employers, or that was obtained, learned, or procured during any period of employment prior to or concurrent with Employee’s employment with the Company, in connection with Employee’s employment with the Company or in the performance of Employee’s duties and obligations hereunder.

2.    COMPENSATION AND BENEFITS. Subject to the terms and conditions of Section 1(c) of this Agreement and Employee’s continued employment with the Company, and in consideration for the services to be provided hereunder by Employee, the Company hereby agrees to pay or otherwise provide Employee with the following compensation and benefits during Employee’s employment with the Company:

(a)Annual Salary. The Company shall pay you a base salary equal to $430,000.00 per year (as it may be adjusted from time to time, the “Annual Salary”), less applicable taxes, withholdings, and deductions, and any other deductions that may be authorized by you, from time to time, in accordance with applicable federal, state, and/or local law. The Annual Salary shall be payable in bi-weekly installments in one week arrears or otherwise in accordance with the Company’s standard payroll practices and procedures, as in effect from time to time. You acknowledge and understand that your position of employment with the Company is considered “exempt,” as that term is defined under the Fair Labor Standards Act and applicable state or local law. As an exempt employee, you are not eligible to receive overtime pay.

(b)Discretionary Bonus. Following the end of each fiscal year of the Company (which, unless otherwise stated by the Company in writing, is the calendar year), Employee may be eligible to receive a discretionary bonus payment, with a target bonus in a gross amount equal to 45% of Employee’s then-current Annual Salary. Notwithstanding such target, the timing and amount, if any, of any such bonus shall be determined in the sole discretion of the Company. Such bonus, if any, will be paid in the calendar year following the year in which the applicable services were performed, in accordance with the Company’s bonus payment practices in effect from time to time for similarly-situated employees of the Company, including tax withholdings. In order to earn, accrue, and receive any such bonus, Employee must be actively employed by the Company in good standing, without having received from or tendered to the Company notice of an anticipated termination (for any reason), at the time that such bonus is to be paid to Employee. Payment of a bonus for any year will not give rise to an entitlement or expectation of a bonus for any other year.

Notwithstanding anything to the contrary in this Agreement, in the event that, prior to the end of a given fiscal year, Employee’s employment with the Company is terminated by the Company without Cause or by Employee with Good Reason, Employee shall be eligible to receive a pro rata portion of the Annual Bonus, if any, for the partial period of the applicable fiscal year in which the Termination Date occurs (any such bonus awarded hereunder shall hereinafter be referred to as a “Pro Rata Bonus”). Employee acknowledges and agrees that: (i) the Company shall, in good faith and using its reasonable discretion, determine whether to award a Pro Rata Bonus and, if so, the precise amount of such bonus; (ii) payment of any awarded Pro Rata Bonus is subject to Employee meeting the terms and conditions of Section 3(d) of this Agreement; and (iii) a Pro Rata Bonus shall not be awarded in the event that Employee’s employment with the Company is terminated for any reason other than by the Company without Cause or by Employee with Good Reason. Any Pro Rata Bonus awarded hereunder shall be paid in a single lump sum in the calendar year following the year in which the applicable services were performed.

(c)Benefit Plans. Employee shall be entitled to participate in any and all medical insurance, group health, disability insurance, life insurance, incentive, savings, retirement, and other benefit plans, if any, which are made generally available to similarly-situated employees of the Company (and subject to eligibility requirements, enrollment criteria, and other terms and conditions of such plans), and which the Company, in its sole discretion, may at any time amend, modify, or terminate, subject to the terms and conditions of such plans and applicable federal, state, or local law.

(d)Vacation and Sick Leave. Employee shall be entitled to vacation and sick leave in accordance with the Company’s respective vacation and sick leave policies, as in effect from time to time. In addition, employee shall be entitled to paid time off for other personal use in accordance with the Company’s policies.

(e)Expenses. All reasonable expenses necessarily and wholly incurred by you in the proper performance of your duties will be repaid to you upon production of an expenses form together with appropriate and sufficient documentation, as determined in the Company’s sole discretion, to substantiate the expenditure. To be eligible for repayment, expenses must be incurred in line with any applicable Company policy.

(f)Equity. Subject to both (i) the approval of the Board of Directors of Compass Pathways PLC (the “Issuer”) and (ii) the terms and conditions set forth in the Issuer’s 2020 Share Option and Incentive Plan (the “Plan”) and governing award agreement (the “Award Agreement”), Employee shall be granted 150,000 “Options” (as such term is defined in the Plan), which Options will have an exercise price based on the current “Fair Market Value” of a “Share” (as such terms are defined in the Plan) as of the date of grant. The Options will be eligible to vest over a four-year period, with twenty-five percent (25%) vesting on the first anniversary of the start date, and the remaining 75% vesting in 36 equal monthly installments thereafter (each, a “Vesting Date”), subject to Employee’s continued employment with the Company through the applicable Vesting Dates.

(g)Legal Expenses. The Company agrees to reimburse Employee’s reasonable legal fees in connection with the negotiation of this Agreement, not to exceed $3,500.00, contigent upon Employee and/or his counsel providing any related documentation as may be reasonably requested by the Company (e.g., a tax form completed by Employee and/or his counsel).

3.    EFFECT OF TERMINATION.

(a)Definitions. For purposes of this Agreement, the following terms shall mean:
i.“Cause” shall mean: (a) any act or omission of Employee that, in connection with his employment with the Company, amounts to or constitutes a breach of a fiduciary duty, gross negligence, willful misconduct, material misconduct, fraud, embezzlement, or misappropriation; (b) Employee’s breach of any term(s) of this Agreement; (c) Employee’s violation of any policy(ies) established, adopted, or maintained by the Company; (d) any act or omission of Employee that, in the Company’s sole discretion, is demonstrably and materially injurious to the Company; (e) any act or omission of Employee that causes the Company to suffer or endure public disgrace, disrepute, or economic harm; (f) Employee’s misappropriation of corporate assets or corporate opportunities; (g) Employee’s conviction of a felony, a crime involving financial dishonesty towards the Company, or a crime involving moral turpitude; or (h) Employee’s failure to follow the reasonable directives of the Company or to perform the material responsibilities or duties of his position; provided, however, that, with respect to definitions (b), (c), and (h) above and in the event that the applicable act, event, or occurrence constituting “Cause” may be or is capable of being cured by Employee, “Cause” shall not be deemed to exist with respect to such act, event, or occurrence unless (x) the Company has delivered to Employee a written notice (email to suffice) providing Employee with 30 calendar days to cure such act, event, or occurrence and (y) Employee has failed to cure such act, event, or occurrence within the 30-day cure period;
ii.“Good Reason” shall mean the occurrence of either of the following events without the consent of Employee: (a) a material breach of this Agreement by the Company; (b) a material reduction in the Employee’s Annual Salary (provided, however, that the Parties acknowledge and agree that, if the Employee’s Annual Salary is downwardly adjusted in the event of, and consistent with, a reduction of or downward adjustment to the annual salary(ies) of similarly-situated employees, such reduction shall not constitute Good Reason); or (c) a material reduction in Employee’s responsibility, authority, or duties relative to Employee’s responsibility, authority or duties in effect immediately prior to such reduction, except for any change in title or reporting relationship (such title or reporting change shall not constitute Good Reason); provided, however, that “Good Reason” shall not be deemed to exist for purposes of this Agreement unless Employee has first provided written notice of such reason to the Company no later than ninety (90) days after the event or occurrence constituting Good Reason first arises, with such notice affording the Company thirty (30) days, from the date of the Company’s receipt of such notice, to cure the deficiency, and further provided that the Company has failed to cure such deficiency within the time frame prescribed in such written notice; and
iii.“Disabled” or “Disability” shall mean Employee’s inability to perform the essential functions of his position, with or without a reasonable accommodation, for either 120 consecutive days, or 180 aggregate days in a twelve-month period, by reason of any physical or mental impairment. For purposes of this Agreement, the Termination Date shall be the date that Employee first became Disabled.

(b)Termination by the Company Without Cause or Termination by Employee with Good Reason. If this Agreement is terminated by the Company without Cause (and expressly exluding any termination due to Employee’s death or Disability) or terminated by the Employee with Good Reason at any time (subject to the notice and cure period provided in Section 3(a)(ii) above), Employee shall receive only:
i.any Annual Salary earned but unpaid, plus any accrued but unused vacation time (subject to and in accordance applicable Company policy as in effect from time to time), as of the Termination Date (the “Earned Amounts”);
ii.subject to Employee meeting the terms and conditions of Section 3(d) below, the Separation Payment (as that term is defined below), which shall be paid in substantially equal monthly installments commencing with the first regular payroll of the Company following the effective date of the Release (as that term is defined below), and if at all, in any event no later than seventy (70) days after the Termination Date (for purposes of this Section 3(b), the term “Separation Payment” shall mean a gross amount equal to 12 months of the Employee’s then-current Annual Salary as of the Termination Date);
iii.any reimbursable business expenses that Employee incurs through the Termination Date, subject to and in accordance with Section 2(e) of this Agreement (the “Final Expenses”).;
iv.subject to Employee meeting the terms and conditions of Section 3(d) below, a Pro Rata Bonus (only if the Company in its discretion has awarded Employee a Pro Rata Bonus), determined and which shall be paid as set forth in Section 2(b) of this Agreement; and
v.subject to Employee meeting the terms and conditions of Section 3(d) below, any unvested Options that are outstanding as of the Termination Date, which were otherwise scheduled to vest over the twelve month period following the Termination Date had Employee continued to remain employed by the Company through each such Vesting Date, will vest as of the Termination Date (the “Accelerated Options”). For the avoidance of doubt, any remaining unvested Options as of the Termination Date (other than the Accelerated Options) will automatically be forfeited as of the Termination Date..
(c)Termination with Cause and All Other Terminations. Subject to the terms and conditions set forth in this Section 3, if this Agreement is terminated by the Company with Cause at any time, by Employee without Good Reason at any time, due to Employee’s death or Disability at any time, or for any reason other than as specified in Section 3(b) at any time, Employee shall receive only the Earned Amounts and the Final Expenses.
(d)Release of Claims. Notwithstanding the foregoing, no payment shall be made or benefit provided to Employee or Employee’s estate, as applicable, pursuant to this Section 3 of the Agreement, other than the Earned Amounts, unless Employee or a representative or agent of Employee’s estate, as applicable, signs and, if applicable, does not revoke a general release of all claims against the Company, and any related, affiliated, or associated persons and/or entities as the Company may designate or determine in its sole discretion, in such form as the Company may reasonably require (the “Release”), and such Release shall contain, among other provisions, restrictive covenants similar to those found in Section 4. The Release must be signed by Employee or Employee’s estate, as applicable, and returned to the Company within the period designated by the Company, which shall not extend less than fifteen (15) days nor later than fifty (50) days after the Termination Date. Any payment to be made or benefit provided pursuant to this Section 3 of the Agreement shall be tendered in accordance with the schedule to be set forth in the Release.

4.    RESTRICTIVE COVENANTS. The Parties agree that the Company is engaged in a highly competitive industry and would suffer irreparable harm and incur substantial damage if Employee were to enter into competition with the Company. Therefore, in order for the Company to protect its legitimate business interests, Employee covenants and agrees as follows:

(a)Employee shall not, at any time during his/her employment with the Company and for a period of one (1) year thereafter, anywhere in the United States (to that end, the Parties acknowledge and agree that, given Employee’s senior role in the organization, this georgraphic area is necessary, reasonable, and appropriate), either directly or indirectly: (i) accept employment with or render services to (whether as an agent, servant, owner, partner, consultant, employee, independent contractor, representative, director, officer, or stockholder) any person or entity that is a business competitor of the Company in the area of psychedelics and/or psychedelic-based mental health treatments and digital mental health, or has at any time during Employee’s employment with the Company engaged or attempted to engage in business competition with the Company in those areas, in a position, capacity, or function that is similar, in title or substance, whether in whole or in part, to any position, capacity, or function that Employee held with or in which Employee served the Company during the last two years of his employment with the Company; or (ii) invest in any person or entity that is a business competitor of the Company, or has at any time during the last two years of Employee’s employment with the Company engaged or attempted to engage in business competition with the Company, except that Employee may own up to one percent (1%) of any outstanding class of securities of any company registered under Section 12 of the Securities Exchange Act of 1934, as amended;

(b)Employee shall not, at any time during his/her employment with the Company and for a period of one (1) year thereafter, for any reason, on his/her own behalf or on behalf of any other person or entity, by or through any means including but not limited to social media: (i) solicit, invite, induce, cause, or encourage to alter or terminate his, her, or its business relationship with the Company, any client, customer, strategic partner, patient, physician, physician referral source, supplier, vendor, licensee, licensor, or other person or entity that, at any time during Employee’s employment with the Company, had a business relationship with the Company, or any person or entity whose business the Company was soliciting or attempting to solicit at the time of Employee’s termination, (a) for whom Employee performed services or with whom Employee had contact during his/her employment with the Company, or whose business Employee was soliciting or attempting to solicit at the time of Employee’s termination, and (b) with whom Employee did not have a business relationship prior to his/her employment with the Company; (ii) solicit, entice, attempt to solicit or entice, or accept business from any such client, customer, strategic partner, patient, physician, physician referral source, supplier, vendor, licensee, licensor, person, or entity; or (iii) interfere or attempt to interfere with any aspect of the business relationship between the Company and any such client, customer, strategic partner, patient, physician, physician referral source, supplier, vendor, licensee, licensor, person, or entity; and

(c)Employee shall not, at any time during his/her employment with the Company and for a period of one (1) year thereafter, either directly or indirectly, on his/her own behalf or on behalf of any other person or entity, by or through any means including but not limited to social media: (i) solicit, invite, induce, cause, or encourage any director, officer, employee, agent, representative, consultant, or contractor of the Company to alter or terminate his, her, or its employment, relationship, or affiliation with the Company; (ii) interfere or attempt to interfere with any aspect of the relationship between the Company and any such director, officer, employee, agent, representative, consultant, or contractor; or (iii) engage, hire, or employ, or cause to be engaged, hired, or employed, in any capacity whatsoever, any such director, officer, employee, agent, representative, consultant, or contractor.

Employee represents, warrants, agrees, and understands that: (i) the covenants and agreements set forth in this Section 4 of the Agreement are reasonable in their geographic scope, temporal duration, and the type and scope of activities they restrict; (ii) the Company’s agreement to employ Employee, and a portion of the compensation to be paid to Employee by the Company pursuant to this Agreement (specifically identified as the Annual Salary) are mutually agreed upon consideration for such covenants and Employee’s continued compliance therewith, and constitute adequate and sufficient consideration for such covenants; (iii) the the noncompetition covenant in Section 4(a) is necessary because the Company’s legitimate business interests cannot be adequately protected through alternative restrictive covenants, such as the non-solicitation covenant and non-disclosure of confidential information provisions; (iv) the covenants and agreements set forth in this Section 4 of the Agreement are essential for the Company’s reasonable protection, are designed to protect the Company’s legitimate business interests, and are necessary and implemented for legitimate business reasons; (v) in entering into this Agreement, the Company has relied upon Employee’s representation that he/she will comply in full with the covenants and agreements set forth in this Section 4 of the Agreement; and (vi) the post-employment restrictions set forth in this Section 4 are entered into at the commencement of the Parties’ employment relationship

If Employee breaches his fiduciary duty to the Company or Employee has unlawfully taken, physically or electronically, property belonging to the Company, then the period during which Section 4(a) remains in effect shall be extended by the length of time during which such breach continues, not to exceed two years from the date of the cessation of Employee’s employment. If Employee breaches Section 4(b) or 4(c), then the period during which that section remains in effect shall be extended by the length of time during which such breach continues.

In the event that Employee is terminated without cause or laid off, Employee and the Company agree that the restriction set forth in Section 4(a) shall not apply to Employee and shall not be enforceable. All remaining terms and conditions of this Agreement shall continue to be in full force and effect. “Cause” is not defined by the Massachusetts Noncompetition Agreement Act. Nonetheless, the Company and Employee acknowledge and agree that the definition of the term “Cause” in Section 3(a) above represents their understanding of “cause” for the purposes of the statute and this paragraph.

5.    CONFIDENTIALITY.

(a)Confidential Information. Employee acknowledges that during his/her employment with the Company, and by the nature of Employee’s duties and obligations hereunder, Employee will come into close contact with confidential information of the Company and its subsidiaries, affiliates, and/or other related entities, as applicable, including but not limited to: trade secrets, know-how, Intellectual Property (as that term is defined below), business plans, client/customer lists, pricing, sales and marketing information, products, research, algorithms, market intelligence, services, technologies, concepts, methods, sources, methods of doing business, patterns, processes, compounds, formulae, programs, devices, tools, compilations of information, development, manufacturing, purchasing, engineering, computer programs (whether in source code or object code), theories, techniques, procedures, strategies, systems, designs, works of art, the identity of and any information concerning affiliates or customers, or potential customers, information received from others that the Company is obligated to treat as confidential or proprietary, and any other technical, operating, non-public financial, and other business information that has commercial value, whether relating to the Company, its business, potential business, or operations, or the business of any of the Company’s affiliates, subsidiaries, related entities, clients, customers, suppliers, vendors, licensees, or licensors, that Employee may develop or of which Employee may acquire knowledge during his/her employment with the Company, or from his/her colleagues while working for the Company, whether prior to, during, or subsequent to his/her execution of this Agreement, and all other business affairs, methods, and information not readily available to the public (collectively, “Confidential Information”). Confidential Information does not include: (i) information that was lawfully in Employee’s possession prior to his/her employment with the Company (other than through breach by a third party of any confidentiality obligation to the Company); (ii) information that is or becomes publicly available without any direct or indirect act or omission on Employee’s part; or (iii) information that is required to be disclosed pursuant to any applicable law, regulation, judicial or administrative order or decree, or request by other regulatory organization having authority pursuant to the law; provided, however, that, except as set forth in and subject to Section 5(b) of this Agreement, Employee shall first have given reasonable notice to the Company prior to making such disclosure.

Employee acknowledges and agrees that each and every part of the Company’s Confidential Information: (a) has been developed by the Company at significant effort and expense; (b) is sufficiently secret to derive economic value from not being generally known to other parties; (c) is proprietary to and a trade secret of the Company and, as such, is a valuable, special, and unique asset of the Company; and (d) constitutes a protectable business interest of the Company. Employee further acknowledges and agrees that any unauthorized use or disclosure of any Confidential Information by Employee will cause irreparable harm and loss to the Company. Employee acknowledges and agrees that the Company owns the Confidential Information. Employee agrees not to dispute, contest, or deny any such ownership rights either during or after Employee’s employment with the Company.

In recognition of the foregoing, and except as set forth in and subject to Section 5(b) of this Agreement, Employee covenants and agrees as follows:

i.Employee will use Confidential Information only in the performance of his/her duties and obligations hereunder for the Company. Employee will not use Confidential Information, directly or indirectly, at any time during or after his/her employment with the Company, for his/her personal benefit, for the benefit of any other person or entity, or in any manner adverse to the interests of the Company. Further, Employee will keep secret all Confidential Information and will not make use of, divulge, or otherwise disclose Confidential Information, directly or indirectly, to anyone outside of the Company, except with the Company’s prior written consent;

ii.Employee will take all necessary and reasonable steps to protect Confidential Information from being disclosed to anyone within the Company who does not have a need to know the information and to anyone outside of the Company, except with the Company’s prior written consent; and

iii.Employee shall not at any time remove, copy, download, or transmit any information from the Company during the term of this Agreement, except for the benefit of the Company and in accordance with this Agreement and the Company’s policies.

(b)Duration of Covenant. Employee acknowledges and agrees that his/her obligations under this Section 5 of the Agreement shall remain in effect forever.

Notwithstanding the foregoing, nothing in this Agreement shall be construed as, or shall interfere with, abridge, limit, restrain, or restrict Employee’s (or his/her attorney’s) right (to the extent applicable), without prior authorization from or notification to the Company: (i) to communicate with any federal, state, or local government agency charged with the enforcement and/or investigation of claims of discrimination, harassment, retaliation, improper wage payments, or any other unlawful employment practices under federal, state, or local law, or to file a charge, claim, or complaint with, or participate in or cooperate with any investigation or proceeding conducted by, any such agency; (ii) to report possible violations of federal, state, or local law or regulation to any government agency or entity, including but not limited, to the extent applicable, to the U.S. Department of Labor, the Department of Justice, the Securities and Exchange Commission (the “SEC”), the Congress, and/or any agency Inspector General, or make other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation; or (iii) to communicate directly with, respond to any inquiry from, or provide testimony before, to the extent applicable, the SEC, the Financial Industry Regulatory Authority, any other self-regulatory organization, or any other federal, state, or local regulatory authority, regarding this Agreement or its underlying facts or circumstances.

In addition, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, in the event that

Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to his/her attorney and use the trade secret information in the court proceeding, if Employee: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

6.    INJUNCTIVE RELIEF. Employee agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by Employee of the covenants and agreements set forth in Sections 4 and 5 of this Agreement, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, and notwithstanding any other provision of this Agreement, Employee agrees that if Employee breaches, or the Company reasonably believes that Employee is likely to breach, Sections 4 or 5 of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to seek an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company. Any award or relief to the Company may, in the discretion of the court, include the Company’s costs and expenses of enforcement (including reasonable attorneys’ fees, court costs, and expenses). Nothing contained in this Section 6 of the Agreement or in any other provision of the Agreement shall restrict or limit in any manner the Company’s right to seek and obtain any form of relief, legal or equitable, and shall not waive the Company’s right to any other relief related to any dispute arising out of this Agreement or related to Employee’s employment with the Company.
7.    WORKS FOR HIRE. As it is used in this Section 7 of the Agreement, the term “Intellectual Property” means all discoveries, procedures, designs, creations, developments, improvements, methods, techniques, practices, methodologies, data models, databases, scripts, know-how, processes, algorithms, application program interfaces, software programs, software source documents and training manuals, codes, formulae, works of authorship, mask-works, reports, memoranda, ideas, inventions, customer lists, business and/or financial information, and contributions of any kind, whether or not they are patentable, registrable, or protectable under federal or state patent, copyright, or trade secret laws, or similar statutes, or protectable under common-law principles, and regardless of their form or state of development, that are made, conceived, generated, or reduced to practice by Employee, in whole or in part, either alone or jointly with others, or while Employee was serving as an officer, director, employee, or consultant of, or in any other capacity with, the Company. Notwithstanding anything else in this Agreement, and as it used in this Section 7, the term “Intellectual Property” excludes any software program, application program interface, equipment, supplies, resources, facilities, data, products, information, materials, or trade secrets used by the Company, and which was developed entirely on Employee’s own time, unless said Intellectual Property: (i) relates to the Company’s business or potential business; or (ii) results from tasks assigned to Employee by the Company or from work performed by Employee for the Company.
All Intellectual Property is exclusively the property of the Company. Employee will promptly disclose in writing, in full detail to persons authorized by the Company, all Intellectual Property which Employee conceives, creates, makes, or develops during his/her employment with the Company, which relate either to Employee’s work assignment with the Company, or the trade secrets, confidential or proprietary information, business, or potential business of the Company, for the purpose of determining the Company’s rights in such Intellectual Property. Employee agrees he/she will not file any patent application, or other application seeking intellectual property rights relating to any such Intellectual Property without the prior written consent of the Company’s General Counsel or his/her designee. If Employee does not prove that Employee conceived or made the Intellectual Property entirely after leaving the Company’s employment, the Intellectual Property is presumed to have been conceived or made during the period of time Employee was employed by the Company, and Employee agrees to assign said Intellectual Property to the Company.
All Intellectual Property will belong solely to the Company from conception. The Company shall be the sole owner of all issued patents, pending patent applications, before any relevant authority worldwide (including any additions, continuations, continuation-in-part, divisional, reissue, reexaminations, renewals or extensions based thereon), copyrights and other works of authorship, domain names, trade secrets, trademarks, service marks, and all other intellectual property or other rights (collectively, the “Proprietary Rights”) in connection with all Intellectual Property in the United States and/or in any other country. Employee further acknowledges and agrees that such Intellectual Property and other works of authorship shall be deemed “works made for hire” as defined in the U.S. Copyright Law, 17 U.S.C. § 101 et seq. (as amended), and were prepared by Employee within the scope of his/her employment with the Company, for purposes of the Company’s rights under copyright laws, and are owned by the Company. To the extent that title to any Intellectual Property or any materials comprising or including any Intellectual Property, e.g., derivative work, including all Proprietary Rights embodied therein, does not, by operation of law, vest in the Company, or is not considered “works made for hire,” Employee hereby irrevocably assigns to the Company all of his/her rights, title and interest to that Intellectual Property, including all Proprietary Rights embodied therein, free of all encumbrances and restrictions. At any time during or after Employee’s employment with the Company that the Company requests, Employee will cooperate, and take any action, including signing whatever written documents of assignment the Company deems reasonably necessary, to formally evidence Employee’s irrevocable assignment to the Company of any Intellectual Property and all related Proprietary Rights, and, upon the Company’s request, he/she shall deliver to the Company any documents which the Company deems necessary to effect the transfer or prosecution of rights for all Intellectual Property and Proprietary Rights in the United States and/or in any other country. At all times during and after Employee’s employment with the Company, Employee will cooperate and assist the Company in obtaining, maintaining and renewing patent, copyright, trademark and other appropriate protection for any Intellectual Property, in the United States and in any other country, at the Company’s expense. In the event that the Company is unable, after reasonable effort, to secure Employee’s signature on any document or documents needed to apply for or prosecute any patent, copyright, domain name, trademark, or other right or protection relating to Intellectual Property, for any other reason whatsoever, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his/her agent and attorney-in-fact, to act for and on Employee’s behalf to execute and file any such application or applications, and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, domain names, trademarks, or similar protections thereon with the same legal force and effect as if executed by Employee. With respect to Intellectual Property owned by the Company, Employee hereby waives all rights of publicity, moral rights or droit morale, and agrees not to enforce or permit others to enforce such rights against the Company or its successors in interest.
On Schedule A, which is an integral part of this Agreement, Employee has completely identified (without disclosing any trade secret, proprietary or other confidential information) Intellectual Property he/she conceived or made before his/her employment with the Company in which Employee has an ownership interest and which is not the subject matter of an issued patent or a printed publication at the time Employee signs this Agreement. If Employee becomes aware of any projected or actual use of any such Intellectual Property by the Company, Employee will promptly notify the Company in writing of said use. Except as to the Intellectual Property listed on Schedule A or those which are the subject matter of an issued patent or a printed publication at the time Employee signs this Agreement, Employee will not assert any rights against the Company with respect to any Intellectual Property made before his/her employment with the Company.

In addition, Employee hereby grants to the Company a license to use, without further compensation or approval from Employee, Employee’s name, image, portrait, voice, likeness, and all other rights of publicity, or any derivative or modification thereto that the Company may create, in any and all mediums, now known or hereafter developed, provided that such use is in relation to the Company’s business and consistent with professional business standards, and does not disparage Employee; provided, however, that if written notice is provided to the Company by Employee following termination of Employee’s employment (for any reason) requesting that the Company cease using Employee’s likeness, the Company shall have 30 calendar days to cease using Employee’s likeness in the manner set forth in the notice.

8.    DATA PROTECTION AND PRIVACY. Employee acknowledges and agrees as follows:

(a)You consent to the Company processing your personal data, both electronically and manually, and including disclosing such data to third parties, for the purposes of: (i)    the Company's and any of its parent companies, subsidiaries, affiliates, and/or related entities’ (collectively, the “Group Company”) administration and management of its or their employees and business; and (ii) compliance with any applicable procedures, laws and regulations.

(b)You acknowledge that where the Company operates in an overseas territory, such third parties may include any regulators relevant to the Company's business in such territories.

(c)You also consent to the transfer and processing (both electronically and manually) by the Company and any Group Company of any such data outside the European Economic Area (and in particular, but without limitation, to and in the United States and any other country in which the Company and any Group Company operates).

(d)You will comply with the Company's policies relating to the use of information technology equipment provided to you, including computers and mobile devices.

9.    RETURN OF COMPANY PROPERTY. Upon separation from employment with the Company, on Company’s earlier request during Employee’s employment, or at any time subsequent to Employee’s employment upon demand from the Company, Employee will immediately deliver to the Company, and will not keep in Employee’s possession, recreate, or deliver to anyone else, any and all Company property, including, but not limited to, Confidential Information (as defined herein), all devices and equipment belonging to the Company (including computers, handheld electronic devices, telephone equipment, and other electronic devices), all electronically stored information and passwords to access such property, Company credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, photographs, charts, any other documents and property, and reproductions of any of the foregoing items. Upon request of the Company, Employee will provide written certification of Employee’s compliance with the obligations under this Section 9.

10.    NOTICES. Any notice to be given under this Agreement shall be in writing. Notice to you shall be sufficiently served by being delivered personally to you, or by being sent by first class post, by facsimile, or by e-mail addressed to you at your usual or last known place of residence, fax number or e-mail address. Notice to the Company shall be sufficiently served by being delivered to the Company Secretary, or by being sent by first class post, or by facsimile, to the registered office of the Company. Any notice which is sent by post is deemed to be served on the third day following that on which it was posted and if sent by facsimile or by e-mail when a complete and legible copy of the notice has been received.

11.    LEGAL REPRESENTATION. Employee acknowledges that he/she was advised to consult with, and has had ample opportunity to receive the advice of, independent legal counsel before executing this Agreement – and the Company hereby advises Employee to do so – and that Employee has fully exercised that opportunity to the extent he/she desired. Employee acknowledges that he/she had ample opportunity to consider this Agreement and to receive an explanation from such legal counsel of the legal nature, effect, ramifications, and consequences of this Agreement. Employee warrants that he/she has carefully read this Agreement, that he/she understands completely its contents, that he/she understands the significance, nature, effect, and consequences of signing it, and that he/she has agreed to and signed this Agreement knowingly and voluntarily of his/her own free will, act, and deed, and for full and sufficient consideration.

12.    ENTIRE AGREEMENT; AMENDMENT. This Agreement, together with all exhibits and schedules annexed hereto, constitutes the entire agreement between the Parties relating to the subject matter hereof, and supersedes all prior agreements and understandings, whether oral or written, with respect to the same. In entering into and performing under this Agreement, neither the Company nor Employee has relied upon any promises, representations, or statements except as expressly set forth herein. The Parties acknowledge and agree that this Agreement supersedes and replaces any prior offer letters, employment agreements or contracts. No modification, alteration, amendment, revision of, or supplement to this Agreement shall be valid or effective unless the same is memorialized in a writing signed by both by Employee and a duly-authorized representative or agent of the Company. Neither e-mail correspondence, text messages, nor any other electronic communications constitutes a writing for purposes of this Section 12 of the Agreement.

13.    GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflict of laws provisions thereof). Each party to this Agreement irrevocably agrees that any and all suits, actions or proceedings relating to this Agreement (collectively, “Actions” and, individually, an “Action”) may be maintained exclusively in any federal or state court located in Boston, Massachusetts, and the Parties specifically consent to the jurisdiction of the Massachusetts state court in Suffolk County (collectively, the “Chosen Courts”) and that the Chosen Courts shall have jurisdiction to hear and determine or settle any such Action and that any such Actions may be brought in the Chosen Courts. Each party irrevocably waives any objection that it may have now or hereafter to the laying of the venue of any Actions in the Chosen Courts and any claim that any Actions have been brought in an inconvenient forum and further irrevocably agrees that a judgment in any Action brought in the Chosen Courts shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction. THE PARTIES FURTHER AGREE, TO THE FULLEST EXTENT PERMITTED BY LAW, TO WAIVE ANY AND ALL RIGHTS IN ANY ACTION TO A TRIAL BY JURY.

14.    ASSIGNMENT. This Agreement shall not be assignable by Employee, but shall be binding upon Employee and upon his/her heirs, administrators, representatives, executors, and successors. This Agreement shall be freely assignable by the Company without restriction and, without limitation of the foregoing, shall be deemed automatically assigned by the Company with Employee’s consent in the event of any sale, merger, share exchange, consolidation, or other business reorganization (so long as the assignor agrees to assume the Company’s obligations hereunder). This Agreement shall inure to the benefit of the Company and its successors and assigns.

15.    SEVERABILITY. If one or more of the provisions of this Agreement is deemed void by law, then the remaining provisions shall continue with full force and effect and, if legally permitted, such offending provision or provisions shall be replaced with an enforceable provision or enforceable provisions that as nearly as possible effects the Parties’ intent. Without limiting the generality of the foregoing, the Parties hereby expressly state their intent that, to the extent any provision of this Agreement is deemed unenforceable due to the scope, whether geographic, temporal, or otherwise, being deemed excessive, unreasonable, and/or overbroad, the court, person, or entity rendering such opinion regarding the scope shall modify such provision(s), or shall direct or permit the Parties to modify such provision(s), to the minimum extent necessary to cause such provision(s) to be enforceable.

16.    SURVIVAL. Upon the termination or expiration of this Agreement, Sections 3(d) and 4-20 shall survive such termination or expiration, and shall continue, with full force and effect, in accordance with their respective terms and conditions.
17.    COMPLIANCE WITH SECTION 409A OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (“SECTION 409A”). Notwithstanding anything in this Agreement to the contrary, the Company intends that income paid to Employee pursuant to this Agreement will be exempt from or comply with the requirements of Section 409A, such that the amounts will not be subject to taxation under Section 409A, and the provisions of this Agreement shall be interpreted and construed accordingly. However, the Company does not guarantee, and Employee hereby acknowledges and agrees, that the Company does not guarantee any particular tax effect for income provided to Employee pursuant to this Agreement. No amount payable to Employee pursuant to this Agreement on account of Employee’s termination of employment with the Company which constitutes a “deferral of compensation” within the meaning of Section 409A and the regulations promulgated thereunder shall be paid unless and until Employee has incurred a “separation from service” as defined in Section 409A. In the event that Employee is a “specified employee” as defined in Section 409A as of his/her termination, any payment due to Employee that is payable upon termination will be delayed for a period of six (6) months to the extent required to avoid the imposition of income taxes on Employee under Section 409A, and any delayed payments instead will be paid in a lump sum on the date that is seven (7) months following termination.

18.    WAIVER. No delay or omission by the Company or the Employee in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company or Employee on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

19.    TAXES. The Parties acknowledge and agree that the Company may withhold from any amounts payable under this Agreement such federal, state, local, and foreign taxes and withholdings as may be required to be withheld pursuant to any applicable law, rule, or regulation.

20.    SECTION HEADINGS. The headings or captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

21.    COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

22.    NOTICE OF AGREEMENT AND RIGHT TO COUNSEL. Employee has the right to consult with counsel before signing this Agreement. This Agreement is entered into in connection with the commencement of employment. By signing below, Employee confirms that the Agreement was provided to him by the earlier of a formal offer of employment or 10 business days before the commencement of Employee’s employment.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

EMPLOYEE:	COMPASS PATHWAYS, INC.:
/s/ Michael Falvey	By: /s/ Anne Benedict
Michael Falvey	Anne Benedict Chief People Officer

SCHEDULE A

INTELLECTUAL PROPERTY EMPLOYEE MADE PRIOR TO THE COMMENCEMENT OF HIS EMPLOYMENT WITH THE COMPANY, IN WHICH HE HAS AN OWNERSHIP INTEREST, WHICH ARE NOT THE SUBJECT MATTER OF ISSUED PATENTS OR PRINTED PUBLICATIONS:
    (If there are none, please enter the word “NONE”)

NOTE: Please describe each such Intellectual Property without disclosing trade secrets, proprietary or confidential information.
________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________
[Attach additional sheets if more space is needed.]